AMENDMENT TO THE
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
FOURTH AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
(EFFECTIVE AS OF July 16, 2020)
THIS AMENDMENT (this “Amendment”) to the Integra Lifesciences Holdings Corporation Fourth Amended and Restated 2003 Equity Incentive Plan (the “Plan”) is made by Integra Lifesciences Holdings Corporation (the “Company”) as of the date set forth at the end of this Amendment.
WHEREAS, the Company sponsors and maintains the Plan, which was previously amended and restated effective as of May 23, 2017;
WHEREAS, pursuant to Section 9(a) of the Plan, the Board of Directors of the Company (the “Board”) has reserved the right to amend the Plan;
WHEREAS, the Board deems it desirable to amend the Plan on the terms and conditions set forth in this Amendment; and
WHEREAS, the Board has determined that the nature of the amendments made to the Plan pursuant to this Amendment are such that stockholder approval of this Amendment is not required.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Minimum Vesting. Effective for any Award granted on or after the date of adoption of this Amendment, a new Section 7.9 is added to the Plan as follows:
7.9. Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, all Awards, and all portions of Awards, shall be subject to a minimum vesting schedule of at least twelve (12) months following the date of grant of the Award; provided that the foregoing limitations shall not preclude the acceleration of vesting of any such Award upon the death or Disability of a Participant or preclude the double-trigger Change in Control treatment set forth in Section 8.5(a) of the Plan. Notwithstanding the foregoing, Awards with respect to 5% of the maximum aggregate number of Shares that may be granted under the Plan pursuant to Section 5 may be granted under the Plan to any one or more Participants without respect to such minimum vesting provisions.
2.Dividends. Effective for any Award granted on or after the date of adoption of this Amendment, Section 7.3(b) of the Plan is amended in its entirety to read as follows:
b) Rights as a Stockholder. Unless the Committee determines otherwise, a Key Employee or Associate who receives Restricted Stock shall have certain rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to the restrictions described in subsection (c) below, Section 7.6(ii) below, and any other conditions imposed by the Committee at the time of grant. Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such Shares are free of all restrictions under the Plan.
3.Remaining Provisions. The remaining provisions of the Plan will continue in full force and effect unless and until further modified or amended in accordance with the terms of the Plan.
4.Capitalized Terms. Capitalized terms used in this Amendment that are not specifically defined in this Amendment will have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by an authorized individual on the date set forth below.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:    /s/ Peter J. Arduini     Date:    July 16, 2020
Name:    Peter J. Arduini

Title:    President and Chief Executive Officer